Exhibit

EXHIBIT H

TO:	The Purchasers of Grom Social Enterprises, Inc., 10.0% Original Issue Discount Senior Secured Convertible Notes and Warrants

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of Grom Social Enterprises. Inc. ("GROM") voting stock over which I have voting control (whether as record holder, or holder of securities held in street name for which I receive a voting proxy solicitation form) in favor of any resolution presented to the shareholders of GROM to approve the issuance, in the aggregate. of more than 19.999% of the number of shares of common stock of GROM outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated September_, 2021. among GROM and the purchasers signatory thereto (the "Purchase Agreement") and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of Nasdaq (or any successor entity). This agreement is given in consideration of. and as a condition to enter into such Purchase Agreement and is not revocable by me.